As filed with the Securities and Exchange Commission on May 6, 2015

Registration No. 333-171297

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL FLAVORS & FRAGRANCES INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	13-1432060
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

521 West 57th St

New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

INTERNATIONAL FLAVORS AND FRAGRANCES INC.

2010 STOCK AWARD AND INCENTIVE PLAN

(Full Title of the Plan)

Anne Chwat, Esq.

General Counsel

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Telephone: (212) 765-5500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

International Flavors & Fragrances Inc. (the “Registrant”) has filed this Post-Effective Amendment No. 1 to Form S-8 (this “Post-Effective Amendment”) to deregister certain securities to be offered and sold under the International Flavors & Fragrances Inc. 2010 Stock Award and Incentive Plan (the “2010 Plan”), which were originally registered by the Registrant pursuant to its registration statement on Form S-8 (File No. 333-171297) filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2010 (the “2010 Registration Statement”).

On May 6, 2015, the Registrant’s shareholders approved the International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan (the “2015 Plan”). No future grants in respect of shares of the Registrant’s common stock, value $0.12 1⁄2 per share (the “Common Stock”) will be made under the 2010 Plan. Pursuant to the 2015 Plan, any shares of Common Stock that remain available for issuance under the 2010 Plan as of March 11, 2015 (the “Effective Date”) and any shares of Common Stock that become available in connection with the cancellation, forfeiture, or expiration of awards issued and outstanding as of the Effective Date under the 2010 Plan or the International Flavors & Fragrances Inc. 2000 Stock Award and Incentive Plan (the “2000 Plan” and collectively with the 2010 Plan, the “Prior Plans”) are to be included in the number of shares of Common Stock available for issuance under the 2015 Plan.

In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission Division of Corporate Finance (July 1997), this Post-Effective Amendment is being filed to deregister 1,293,729 shares of Common Stock that remained available for issuance under the 2010 Plan as of the Effective Date and that now will be available for issuance under the 2015 Plan (the “Carryover Shares”). A registration statement on Form S-8 is being filed contemporaneously with the filing of this Post-Effective Amendment to register the offer and sale under the 2015 Plan of (i) 1,500,000 newly registered shares of Common Stock, (ii) the Carryover Shares and (iii) a number of newly registered shares of Common Stock equal to the number of shares of Common Stock that are subject to outstanding awards under the Prior Plans as of the Effective Date and that may become available for issuance under the 2015 Plan in connection with the cancellation, forfeiture, or expiration of the outstanding awards under the Prior Plans.

The 2010 Registration Statement and the registration statement on Form S-8 (File No. 333-102825) filed by the Registrant on January 30, 2003 in connection with the offer and sale of shares of Common Stock under the 2000 Plan, will remain in effect to cover the potential issuance of shares of Common Stock that remain subject to awards granted under the Prior Plans that are issued and outstanding as of the Effective Date (such awards, the “Outstanding Awards”). However, if and upon the cancellation, forfeiture, or expiration of the Outstanding Awards, the number of shares of Common Stock that are subject to such Outstanding Awards will become available for issuance under the 2015 Plan. The offer and sale of a number of newly registered shares equal to the number of shares of Common Stock that are subject to Outstanding Awards is being registered on a registration statement on Form S-8 contemporaneously with the filing of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 6, 2015.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/Andreas Fibig
Andreas Fibig Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard O’Leary, Interim Chief Financial Officer, Vice President and Controller and Anne Chwat, Senior Vice President, General Counsel and Corporate Secretary, individually, his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andreas Fibig Andreas Fibig	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 6, 2015

/s/ Richard O’Leary Richard O’Leary	Interim Chief Financial Officer, Vice President and Controller (Principal Financial Officer & Principal Accounting Officer)	May 6, 2015

/s/ Marcello V. Bottoli Marcello V. Bottoli	Director	May 6, 2015

/s/ Dr. Linda Buck Dr. Linda Buck	Director	May 6, 2015

/s/ Roger W. Ferguson, Jr. Roger W. Ferguson, Jr.	Director	May 6, 2015

/s/ John F. Ferraro John F. Ferraro	Director	May 6, 2015

/s/ Christina Gold Christina Gold	Director	May 6, 2015

/s/ Henry W. Howell, Jr. Henry W. Howell, Jr.	Director	May 6, 2015

/s/ Katherine M. Hudson Katherine M. Hudson	Director	May 6, 2015

/s/ Dale F. Morrison Dale F. Morrison	Director	May 6, 2015